Exhibit 99.1

Allergan Reports Strong Second Quarter 2016 Continuing Operations Performance with Net Revenues of $3.7 Billion

-- GAAP Continuing Operations Revenues Excludes Both Global Generics and Anda Following Completion of Global Generics Divestiture, and Proposed Sale of Anda --

-- GAAP Continuing Operations Loss Per Share of $1.25; Non-GAAP Diluted EPS of $3.35 --

-- GAAP Q2 2016 Operating Loss from Continuing Operations of $488 Million; Non-GAAP Operating Income from Continuing Operations of $1.86 Billion --

-- Company Updates Full-Year 2016 Continuing Operations Guidance --

DUBLIN, Aug. 8, 2016 /PRNewswire/ -- Allergan plc (NYSE: AGN) today reported its second quarter 2016 continuing operations performance.

Second Quarter 2016 Continuing Operations

($ in millions, except per share amounts)	Q2 '16	Q2 '15	Q1 '16	Q2 '16 v Q2 '15	Q2 '16 v Q1 '16
Total net revenues	$ 3,684.8	$ 3,628.7	$ 3,399.3	1.5%	8.4%
Branded net revenues*	$ 3,709.2	$ 3,673.8	$ 3,431.2	1.0%	8.1%

Operating (Loss)	$ (487.6)	$ (476.1)	$ (171.5)	2.4%	184.3%
Diluted EPS - Continuing Operations	$ (1.25)	$ (1.38)	$ (0.41)	(9.4)%	204.9%
Cash Flow from Operations	$ 1,382.5	$ 1,401.3	$ 1,218.5	(1.3)%	13.5%
SG&A Expense	$ 1,210.0	$ 1,121.1	$ 1,096.3	7.9%	10.4%
R&D Expense	$ 636.5	$ 349.7	$ 403.1	82.0%	57.9%
Continuing Operations Tax Rate	37.9%	44.7%	81.6%	(6.8)%	(43.7)%

Non-GAAP Adjusted Operating Income	$ 1,860.0	$ 2,008.7	$ 1,734.1	(7.4)%	7.3%
Non-GAAP Diluted EPS	$ 3.35	$ 3.67	$ 2.99	(8.7)%	12.0%
Non-GAAP Adjusted EBITDA	$ 1,936.6	$ 2,080.8	$ 1,816.1	(6.9)%	6.6%
Non-GAAP SG&A Expense	$ 1,038.8	$ 899.4	$ 969.0	15.5%	7.2%
Non-GAAP R&D Expense	$ 345.0	$ 302.0	$ 276.5	14.2%	24.8%
Non-GAAP Continuing Operations Tax Rate	7.1%	8.0%	9.7%	(0.9)%	(2.6)%

* Excludes the reclassification of revenues of ($24.4) million in Q2 2016, ($45.1) million in Q2 2015, and ($31.9) million in Q1 2016 related to the portion of Allergan product revenues sold by our Anda Distribution Business into discontinued operations.

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Total net revenues of $3.7 billion, a two percent increase versus the prior year quarter, were impacted by the loss of exclusivity on Namenda IR, offset by strong performance in key brands and new product launches.

"Allergan delivered another quarter of strong operating performance, while taking important steps to advance our evolution as a focused Growth Pharma leader," said Brent Saunders, CEO and President, Allergan. "Our teams delivered strong revenues powered by robust performance from key brands, including BOTOX®, RESTASIS®, LINZESS®, JUVEDERM® and LO LOESTRIN®. Our R&D teams have delivered thirteen major U.S. and international approvals, including BYVALSON™ and NAMZARIC®, and completed nine major regulatory submissions, including XEN for glaucoma and True Tear for dry eye to the Food and Drug Administration, so far this year."

"2016 has been a year of significant, positive transition for Allergan. On August 2, we announced the completion of the divestiture of our Global Generics business, and on August 3, announced the proposed divestiture of our Anda distribution business, to Teva. These steps position Allergan as a pure branded focused business able to maximize the power of its therapeutic areas and the promise of its leading Open Science pipeline of 65+ mid-to-late stage development programs," added Saunders.

"Thank you to our more than 16,000 colleagues around the world, who have delivered strong results despite a period of significant change, advanced important innovation for patients, and are the driving force behind our therapeutic area leadership and strong connection to the customers we serve. These efforts have helped us become the most dynamic and exciting Company in our industry," said Saunders.

GAAP operating loss from continuing operations in the second quarter 2016 was $488 million. Non-GAAP operating income from continuing operations in the second quarter 2016 was $1.86 billion. For the second quarter 2016, adjusted EBITDA from continuing operations was $1.94 billion, compared to $2.08 billion for the second quarter 2015. The decrease was primarily due to the loss of exclusivity on NAMENDA® IR. Cash flow from operations for the second quarter of 2016 was $1.4 billion.

Operating Expenses
Total GAAP SG&A was $1.2 billion for the second quarter 2016 compared to $1.1 billion in the prior year period. Total non-GAAP SG&A was $1.0 billion for the second quarter 2016 compared to $899 million in the prior year period as a result of increased promotional spending to support the launches of new products including VIBERZI®, VRAYLAR™ and KYBELLA®. GAAP R&D investment for the second quarter 2016 was $637 million. Non-GAAP R&D investment for the second quarter 2016 was $345 million. R&D investment increased as a result of an increasing number of products moving into phase 3 development.

Amortization and Tax
Amortization expense from continuing operations for the second quarter 2016 was $1.63 billion, compared to $1.52 billion in the second quarter of 2015. The Company's GAAP continuing operations tax rate was 37.9 percent in the second quarter 2016. The Company's non-GAAP continuing operations tax rate was 7.1 percent in the second quarter 2016.

Capitalization
As of June 30, 2016, Allergan had cash and marketable securities of $507 million and outstanding indebtedness of $39.6 billion. "Post the completion of the Teva transaction we have made significant progress toward strengthening our balance sheet to support our long-term growth," said Tessa Hilado, Chief Financial Officer, Allergan. "Using the proceeds of the Teva transaction and cash flows from operations in the second quarter, we have repaid $9.3 billion in debt, leaving us with $33.3 billion in total outstanding debt and approximately $27.6 billion remaining in cash. We plan to commence our share repurchase program shortly with the initial focus on repurchasing approximately $5 billion in shares over the remainder of the year. Upon the conclusion of this program, we will evaluate whether to move forward and repurchase the remaining $5 billion authorized by the Allergan board. This is in-line with our larger capitalization strategy – which is focused on maximizing value for our shareholders over the long-term."

Discontinued Operations and Continuing Operations
As a result of the decision to hold for sale our Anda Distribution business as of June 30, 2016, which we subsequently announced we are selling to Teva, and the now completed divestiture of the Company's Global Generics business to Teva on August 2, 2016, the second quarter 2016 financial results of these businesses are being reported as discontinued operations in the condensed consolidated statements of operations. The Company's Anda Distribution results will be reported as discontinued operations until the close of that transaction. A portion of the third quarter 2016 Global Generics business results will be reported as discontinued operations in Allergan's third quarter 2016 earnings report. Included in segment revenues are product sales that are sold by the Anda Distribution business once the Anda Distribution business has sold the product to a third party customer. These sales are included in segment results and are excluded from total continuing operations revenues through a reduction to Corporate revenues. Cost of sales for these products in discontinued operations is equal to our average third-party cost of sales for third-party brand products distributed by Anda Distribution.

Continuing operations includes the U.S. General Medicine, U.S. Specialized Therapeutics and International business segments. All prior year results have been recast to reflect continuing operations results and will be available along with other earnings materials on our website at http://www.allergan.com/investors/financial-information/quarterly-results.

Second Quarter 2016 Business Segment Results

U.S. Specialized Therapeutics

(Unaudited; $ in millions)	Three Months Ended June 30,
	2016 (1)	2015 (1)

Eye Care	$ 636.1	$ 578.6
Total Medical Aesthetics	419.8	366.2
Facial Aesthetics	320.2	263.7
Plastic Surgery	52.8	54.1
Skin Care	46.8	48.4
Medical Dermatology	97.1	120.7
Neuroscience & Urology	326.3	277.7
Other Revenues	9.6	4.5
Net revenues	$ 1,488.9	$ 1,347.7
Operating expenses:
Cost of sales(2)	75.1	74.4
Selling and marketing	287.8	247.8
General and administrative	46.0	20.9
Segment contribution	$ 1,080.0	$ 1,004.6
Segment margin	72.5%	74.5%
Segment gross margin(3)	95.0%	94.5%

(1) Includes revenues earned that were distributed through the Anda Distribution business to third party customers.
(2) Excludes amortization and impairment of acquired intangibles including product rights.
(3) Defined as net revenues less segment related cost of sales as a percentage of net revenues.

U.S. Specialized Therapeutics net revenues grew 11 percent driven by strong growth in Eye Care, Facial Aesthetics and Neuroscience.

Eye Care

  RESTASIS® net revenues in the second quarter of 2016 were $371.3 million, driven by continued strong promotional efforts.
  LUMIGAN®/GANFORT® net revenues in the second quarter of 2016 were $80.6 million, impacted by modest prescription declines.
  ALPHAGAN®/COMBIGAN® net revenues in the second quarter of 2016 were $96 million. Overall prescriptions remain stable.
  OZURDEX® net revenues in the second quarter of 2016 were $21.5 million, driven by the acceleration of sales in DME following publication of new clinical data.

Medical Aesthetics

  Facial Aesthetics
    BOTOX® Cosmetic net revenues in the second quarter of 2016 were $189.9 million, driven by continued market share expansion, enhanced promotional focus and overall continued strong demand for the product.
    Fillers net revenues in the second quarter of 2016 were $117.6 million, reflecting strong sales of JUVEDERM® and the continued benefit of new product introductions from the Vycross line.
    KYBELLA® net revenues in the second quarter of 2016 were $12.7 million, as we focus on developing the market for submental fullness.
  Plastic Surgery
    Breast implant net revenues in the second quarter of 2016 were stable at $51.7 million.
  Skin Care
    SkinMedica® net revenues in the second quarter of 2016 were strong at $29.1 million.

Medical Dermatology

  ACZONE® and TAZORAC® net revenues in the second quarter of 2016 were $54.1 million and $23.4 million, respectively.

Neurosciences & Urology

  BOTOX® Therapeutic revenues in the second quarter of 2016 were $296 million, driven by continued strong growth in migraine and overactive bladder.
  RAPAFLO® revenues in the second quarter of 2016 were stable at $29.4 million.

U.S. Specialized Therapeutics gross margin for the second quarter of 2016 was 95 percent. SG&A expenses increased 24 percent in the second quarter 2016 primarily due an expansion of the medical aesthetics salesforce and the launch of Kybella® in the U.S. Segment contribution for the second quarter 2016 increased 7.5% percent versus the prior year period to $1.08 billion.

U.S. General Medicine

(Unaudited; $ in millions)	Three Months Ended June 30,
	2016 (1)	2015 (1)

Central Nervous System	$ 317.5	$ 560.8
Gastroenterology	442.0	373.2
Women's Health	296.1	219.4
Anti-Infectives	63.1	44.1
Established Brands	308.5	394.5
Other Revenues	21.9	16.0
Net revenues	$ 1,449.1	$ 1,608.0
Operating expenses:
Cost of sales(2)	214.9	238.0
Selling and marketing	332.7	309.2
General and administrative	43.7	18.1
Segment contribution	$ 857.8	$ 1,042.7
Segment margin	59.2%	64.8%
Segment gross margin(3)	85.2%	85.2%

(1) Includes revenues earned that were distributed through the Anda Distribution business to third party customers.
(2) Excludes amortization and impairment of acquired intangibles including product rights.
(3) Defined as net revenues less segment related cost of sales as a percentage of net revenues.

U.S. General Medicine net revenues were impacted by a decline in Central Nervous System and Established Brands revenues, offset by strong growth in Gastroenterology, Women's Health and Anti-Infectives performance.

Central Nervous System
Allergan CNS franchise net revenues were down 43.4% year over year reflecting the loss of exclusivity of Namenda IR in July 2015. Sales of key products and new launches continued strong performance in the second quarter 2016.

  NAMZARIC® net revenues in the second quarter of 2016 were $12.8 million. Following approval of the expanded label, Namzaric is well-positioned to be the standard of care for patients with moderate Alzheimer's disease.
  NAMENDA XR® net revenues in the second quarter of 2016 were $166.5 million, a decline of $38 million over the previous year as a result of lower net selling price and volume.
  Overall, NAMENDA XR® plus NAMZARIC® days of therapy volume have been stable. Decreases in NAMENDA XR® revenues were impacted by higher levels of investment to support the future of the franchise.
  VRAYLAR™ continues to achieve rapid acceptance six months into launch with net revenues in the second quarter of 2016 of $11.1 million.
  VIIBRYD®/FETZIMA® continue to perform well with net revenues in the second quarter of 2016 of $81.7 million.
  SAPHRIS® net revenues remained stable at $41.3 million for the quarter.

Gastrointestinal

  LINZESS® net revenues in the second quarter of 2016 were $150.5 million, driven by continued strong OTC conversion.
  VIBERZI® net revenues in the second quarter of 2016 were $20.4 million. The product continues to trend at approximately 90 percent of sales for Linzess® at the same time of launch.
  ASACOL®/DELZICOL® net revenues in the second quarter of 2016 were $119.8 million. ASACOL® HD prescriptions declined as a result of lower promotion and formulary coverage. ASACOL® HD is approaching loss of exclusivity on August 1, 2016.

Women's Health

  Lo LOESTRIN® net revenues in the second quarter of 2016 were $101 million, driven by continuing strong demand.
  ESTRACE® Cream and MINASTRIN® 24 net revenues in the second quarter of 2016 were $97.2 million and $83.0 million, respectively.

Anti-Infectives

  TEFLARO®, AVYCAZ® and DALVANCE® continue to experience strong performance with net revenues in the second quarter of 2016 of $35.2 million, $13.7 million and $10.2 million, respectively.

Established Brands

  BYSTOLIC® net revenues in the second quarter of 2016 were $150.3 million. Overall prescriptions experienced a modest decline following reintroduction of the 20 mg dosage form.

U.S. General Medicine gross margin for the second quarter of 2016 remained stable at 85.2 percent. SG&A expenses increased 15 percent in the second quarter 2016 primarily due to incremental promotional costs in support of VIBERZI® and VRAYLAR™. Overall profitability decreased with segment contribution for the second quarter 2016 decreasing 18 percent versus the prior year period to $858 million.

International

(Unaudited; $ in millions)	Three Months Ended June 30,
	2016	2015

Eye Care	$ 318.7	$ 301.7
Total Medical Aesthetics	284.1	262.2
Facial Aesthetics	240.6	215.2
Plastic Surgery	40.3	43.2
Skin Care	3.2	3.8
Botox Therapeutics and Other	141.1	129.8
Other Revenues	13.1	23.4
Net revenues	$ 757.0	$ 717.1
Operating expenses:
Cost of sales(1)	115.0	111.8
Selling and marketing	207.2	196.1
General and administrative	30.9	35.0
Segment contribution	$ 403.9	$ 374.2
Segment margin	53.4%	52.2%
Segment gross margin (2)	84.8%	84.4%

(1) Excludes amortization and impairment of acquired intangibles including product rights.
(2) Defined as net revenues less segment related cost of sales as a percentage of net revenues.

International continues to experience strong growth, driven by Eye Care, Facial Aesthetics and Botox Revenues.

Eye Care

  LUMIGAN®/GANFORT® revenues in the second quarter of 2016 were $94.5 million reflecting stable performance across Allergan's glaucoma product franchise.
  ALPHAGAN®/COMBIGAN® revenues in the second quarter of 2016 remained stable at $44.2 million.
  OZURDEX® revenues in the second quarter of 2016 were $45.7 million, driven by its launch in China.
  OPTIVE® revenues in the second quarter of 2016 remained stable at $26.0 million.

Medical Aesthetics

  Facial Aesthetics
    BOTOX® Cosmetic revenues in the second quarter of 2016 were $132.7 million, driven by continued international market share expansion and strong demand for the product.
    Fillers revenues in the second quarter of 2016 were $107.3 million, reflecting continued strong performance and the benefit of new product introductions in international markets.
  Plastic Surgery
    Breast implant revenues in the second quarter of 2016 were $40.2 million.

Botox Therapeutic & Other Products

  BOTOX® Therapeutic revenues in the second quarter of 2016 were $84.8 million, driven by continued strong performance of Botox® Migraine and share expansion in key markets.
  ASACOL®/DELZICOL® revenues in the second quarter of 2016 were $11 million.

International gross margin for the second quarter of 2016 remained stable at 84.8 percent. SG&A expenses increased 3 percent in the second quarter 2016 primarily due to incremental promotional costs for new product launches. Segment contribution increased 8 percent to $404 million due to higher sales of key products with higher margins, including Ozurdex.

Pipeline Update
R&D productivity continued during the second quarter of 2016. Key development highlights included:

U.S. and International Branded Product Approvals and Launches

  TEFLARO® (ceftaroline fosamil) received U.S. Food and Drug Administration (FDA) for its supplemental New Drug Application (sNDA) for pediatric patients 2 months of age to less than 18 years of age with acute bacterial skin and skin structure infections (ABSSSI).
  BYVALSON™ (nebivolol and valsartan) 5 mg/ 80 mg tablets received FDA approval for the treatment of hypertension to lower blood pressure.
  JUVÉDERM VOLBELLA® XC, received FDA approval for use in the lips for lip augmentation and for correction of perioral rhytids, commonly referred to as perioral lines, in adults over the age of 21.
  BOTOX Vista® (Allergan's botulinum toxin type A product) received approval from the Japanese Ministry of Health, Labour and Welfare for use as a treatment for crow's feet lines (CFL).
  JUVEDERM VOLITE® with lidocaine received a CE mark in the European Union.
  AVYCAZ® (ceftazidime and avibactam) received FDA approval of its sNDA including clinical data from a Phase 3 trial evaluating the safety and efficacy of AVYCAZ®, in combination with metronidazole, for the treatment of complicated intra-abdominal infections (cIAI) caused by designated susceptible microorganisms.
  Allergan and Adamas Pharmaceuticals, Inc. announced that the FDA approved a new, expanded label for NAMZARIC® (memantine and donepezil hydrochlorides). The expanded label allows patients with moderate to severe Alzheimer's disease, who are currently stabilized on Aricept, donepezil hydrochloride (10 mg), to start combination therapy directly with NAMZARIC®.

Second Quarter 2016 Regulatory Milestones & Clinical Updates

  Allergan announced that its New Drug Application (NDA) filing for oxymetazoline HCl cream 1.0%, a topical prescription product for the treatment of persistent facial erythema (redness) associated with rosacea in adults, was accepted by the FDA for review.
  Allergan and Ironwood Pharmaceuticals announced that the FDA accepted for review its sNDA for the 72 mcg dose of linaclotide for use in the treatment of adults with chronic idiopathic constipation (CIC).
  Allergan announced that the FDA accepted its 510(k) Premarket Notification Application for the XEN Glaucoma Treatment System (consisting of the XEN45 Gel Stent and the XEN Injector).
  Allergan announced positive results from two pivotal trials for True Tear, a handheld stimulator being studied to temporarily increase tear production upon activation in patients with dry eye disease due to decreased tear production. The studies, OCUN-009 and OCUN-010, each met their primary and secondary efficacy endpoints. The Company also filed a de novo application with the FDA for True Tear in the second quarter.
  Allergan announced that the Committee for Medicinal Products for Human Use (CHMP) adopted a Positive Opinion for the Marketing Authorization of ENZEPI® (pancrelipase) in the European Union.
  Allergan plc and Gedeon Richter announced positive results from Venus I, one of two pivotal Phase III clinical trials evaluating the efficacy and safety of ulipristal acetate in women with uterine fibroids.
  Allergan received a Positive Opinion from the Swedish Medical Products Agency (MPA) for BELKYRA® (deoxycholic acid). BELKYRA® will be the first prescription medicine to be licensed in Europe for the treatment of moderate to severe convexity or fullness associated with submental fat (often called double chin) in adults when the presence of submental fat has a psychological impact for the patient.

Full Year 2016 Continuing Operations Guidance1
Allergan's full year 2016 continuing operations standalone estimates are based on management's current belief about prescription trends, pricing levels, inventory levels and the anticipated timing of future product launches and events. Continuing operations includes the U.S. Specialized Therapeutics, U.S. General Medicine and International.

	GAAP	NON-GAAP
Total Reported Net Revenues	$14.65 billion - $14.90 billion	$14.65 billion - $14.90 billion
Total Branded Net Revenues[2]	$14.75 billion -- $15 billion (~10% growth*)	$14.75 billion -- $15 billion (~10% growth*)
Gross Margin (as a % of revenues)	~88%	~89%
SG&A Expense	~$4.4 billion	~$4 billion
R&D Expense	~$2.1 billion	~$1.5 billion
Net Interest Expense	~$1.2 billion	~$1.3 billion
Tax Rate	~57%	~9%
Earnings / (Loss) Per Share[3]	($1.95 - $2.15)	$13.75 - $14.20
Share Count[4]	391 million shares	413 million shares

1 Excludes Anda from Net Revenues and expenses. Guidance based on reported net revenues.
2 Excludes revenues of Allergan products sold through Anda which are no longer included in our reported continuing operations revenue as a result of discontinued operations accounting.
* Excludes Namenda IR, divestitures and foreign exchange.
3 GAAP (loss) per share includes the impact of amortization of approximately $6.4 billion, IPR&D impairments and asset sales and impairments, net of $256 million, other income and expense of approximately $150 million and dividends on preferred shares of approximately $278 million.
4GAAP EPS shares do not include dilution of shares as earnings are a net loss. As such, the dilution impact of preferred share conversion and outstanding equity awards is not included in the forecasted shares.

Second-Quarter 2016 Conference Call and Webcast Details
Allergan will host a conference call and webcast today at 8:30 a.m. Eastern Time to discuss its second quarter 2016 results. The dial-in number to access the call is U.S./Canada (877) 251-7980, International (706) 643-1573, and the conference ID is 39618168. To access the live webcast, go to Allergan's Investor Relations Web site at http://ir.allergan.com.

A taped replay of the conference call will also be available beginning approximately two hours after the call's conclusion and will remain available through 11:30 PM Eastern Time on August 22, 2016. The replay may be accessed by dialing (855) 859-2056 and entering conference ID 39618168. From international locations, the replay may be accessed by dialing (404) 537-3406 and entering the same conference ID. To access the webcast, go to Allergan's Investor Relations Web site at http://ir.allergan.com. A replay of the webcast will also be available.

About Allergan

Allergan plc (NYSE: AGN), headquartered in Dublin, Ireland, is a bold, global pharmaceutical company and a leader in a new industry model – Growth Pharma. Allergan is focused on developing, manufacturing and commercializing branded pharmaceuticals, devices and biologic products for patients around the world.

Allergan markets a portfolio of leading brands and best-in-class products for the central nervous system, eye care, medical aesthetics and dermatology, gastroenterology, women's health, urology and anti-infective therapeutic categories.

Allergan is an industry leader in Open Science, the Company's R&D model, which defines our approach to identifying and developing game-changing ideas and innovation for better patient care. This approach has led to Allergan building one of the broadest development pipelines in the pharmaceutical industry with 65+ mid-to-late stage pipeline programs in development.

Our Company's success is powered by our more than 16,000 global colleagues' commitment to being Bold for Life. Together, we build bridges, power ideas, act fast and drive results for our customers and patients around the world by always doing what is right.

With commercial operations in approximately 100 countries, Allergan is committed to working with physicians, healthcare providers and patients to deliver innovative and meaningful treatments that help people around the world live longer, healthier lives.

For more information, visit Allergan's website at www.Allergan.com.

Website addresses are included only as inactive textual references and are not intended to be active links to such websites. Information contained on such websites or that can be accessed through such websites does not constitute part of this release.

Forward-Looking Statement

Statements contained in this press release that refer to future events or other non-historical facts are forward-looking statements that reflect Allergan's current perspective of existing trends and information as of the date of this release. Except as expressly required by law, Allergan disclaims any intent or obligation to update these forward-looking statements. Actual results may differ materially from Allergan's current expectations depending upon a number of factors affecting Allergan's business. These factors include, among others, the difficulty of predicting the timing or outcome of FDA approvals or actions, if any; the impact of competitive products and pricing; market acceptance of and continued demand for Allergan's products; difficulties or delays in manufacturing; and other risks and uncertainties detailed in Allergan's periodic public filings with the Securities and Exchange Commission, including but not limited to Allergan's Annual Report on Form 10-K for the year ended December 31, 2015. Except as expressly required by law, Allergan disclaims any intent or obligation to update these forward-looking statements.

Non-GAAP Financial Measures

This document contains non-GAAP financial measures. The Appendix hereto presents reconciliations of certain non-GAAP financial measures to the most directly comparable GAAP measures.

The non-GAAP measures include non-GAAP net income, non-GAAP earnings per share, adjusted EBITDA and adjusted operating income.

We believe these non-GAAP measures provide useful information to investors because these are among the measures used by our management team to evaluate our operating performance and to make day-to-day operating decisions. We believe this presentation also increases comparability of period-to-period results.

Other companies may use similarly titled non GAAP financial measures that are calculated differently from the way we calculate such measures. Accordingly, our non GAAP financial measures may not be comparable to similar non-measures. Accordingly, non-measures used by other companies. We caution investors not to place undue reliance on such non-GAAP measures, but instead to consider them with the most directly comparable GAAP measure. Non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation, or as a substitute for our results as reported under GAAP.

The following table presents Allergan plc's Condensed Consolidated Statement of Operations for the three and six months ended June 30, 2016 and 2015.

				Table 1
ALLERGAN PLC
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited; in millions, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2016	2015	2016	2015
Net revenues	$ 3,684.8	$ 3,628.7	$ 7,084.1	$ 5,611.7

Operating expenses:
Cost of sales (excludes amortization and impairment of acquired intangibles including product rights)	441.5	917.8	918.9	1,439.7
Research and development	636.5	349.7	1,039.6	667.4
Selling, general and administrative	1,210.0	1,121.1	2,306.3	2,182.5
Amortization	1,633.1	1,515.7	3,222.8	2,301.1
In-process research and development impairments	268.9	197.6	274.9	197.6
Asset sales and impairments, net	(17.6)	2.9	(19.3)	7.5
Total operating expenses	4,172.4	4,104.8	7,743.2	6,795.8
Operating (loss)	(487.6)	(476.1)	(659.1)	(1,184.1)

Non-operating income (expense):
Interest income	2.5	2.6	5.4	4.1
Interest expense	(345.8)	(339.9)	(678.6)	(511.8)
Other income (expense), net	150.1	(40.4)	150.6	(238.3)
Total other income (expense), net	(193.2)	(377.7)	(522.6)	(746.0)
(Loss) before income taxes and noncontrolling interest	(680.8)	(853.8)	(1,181.7)	(1,930.1)
(Benefit) for income taxes	(258.2)	(381.9)	(666.9)	(652.1)
Net (loss) from continuing operations, net of tax	(422.6)	(471.9)	(514.8)	(1,278.0)
Income from discontinued operations, net of tax	(77.3)	230.3	271.3	524.1
Net (loss) / income	(499.9)	(241.6)	243.5	(753.9)
(Income) attributable to noncontrolling interest	(1.8)	(1.5)	(2.5)	(1.2)
Net (loss) / income attributable to shareholders	(501.7)	(243.1)	(246.0)	(755.1)
Dividends on preferred shares	69.6	69.6	0.69	92.8
Net (loss) attributable to ordinary shareholders	$ (571.3)	$ (312.7)	$ (385.2)	$ (847.9)

(Loss) / income per share attributable to ordinary shareholders – basic:
Continuing operations	$ (1.25)	$ (1.38)	$ (1.66)	$ (4.02)
Discontinued operations	(0.19)	0.58	0.69	1.54
Net (loss) per share – basic	$ (1.44)	$ (0.80)	$ (0.97)	$ (2.48)

(Loss) / income per share attributable to ordinary shareholders – diluted:
Continuing operations	$ (1.25)	$ (1.38)	$ (1.66)	$ (4.02)
Discontinued operations	(0.19)	0.58	0.69	1.54
Net (loss) per share – diluted	$ (1.44)	$ (0.80)	$ (0.97)	$ (2.48)

Weighted average shares outstanding:
Basic	395.6	392.6	395.2	341.3
Diluted	395.6	392.6	395.2	341.3

The following table details Allergan plc's product revenue for significant promoted products globally, within the U.S., and international for the three and six months ended June 30, 2016 and 2015.

											Table 2
ALLERGAN PLC
NET REVENUES TOP GLOBAL PRODUCTS
(Unaudited; in millions)

	Three Months Ended June 30,
	Global				U.S.				International
	2016	2015	$ Change	% Change	2016	2015	$ Change	% Change	2016	2015	$ Change	% Change

Botox®	$ 719.7	$ 631.4	$ 88.3	14.0%	$ 502.2	$ 430.1	$ 72.1	16.8%	$ 217.5	$ 201.3	$ 16.2	8.0%
Restasis®	390.6	325.0	65.6	20.2%	371.3	309.9	61.4	19.8%	19.3	15.1	4.2	27.8%
Fillers	224.9	196.0	28.9	14.7%	117.6	104.2	13.4	12.9%	107.3	91.8	15.5	16.9%
Namenda XR®	166.5	204.7	(38.2)	(18.7)%	166.5	204.7	(38.2)	(18.7)%	-	-	-	n.a.
Lumigan®/Ganfort®	175.1	176.5	(1.4)	(0.8)%	80.6	86.1	(5.5)	(6.4)%	94.5	90.4	4.1	4.5%
Bystolic®	150.7	157.1	(6.4)	(4.1)%	150.3	157.1	(6.8)	(4.3)%	0.4	-	0.4	n.a.
Linzess®/Constella®	155.1	113.2	41.9	37.0%	150.5	112.1	38.4	34.3%	4.6	1.1	3.5	n.m.
Alphagan®/Combigan®	140.2	135.5	4.7	3.5%	96.0	93.4	2.6	2.8%	44.2	42.1	2.1	5.0%
Asacol®/Delzicol®	130.8	149.3	(18.5)	(12.4)%	119.8	134.0	(14.2)	(10.6)%	11.0	15.3	(4.3)	(28.1)%
Lo Loestrin®	101.0	79.2	21.8	27.5%	101.0	79.2	21.8	27.5%	-	-	-	n.a.
Viibryd®/Fetzima®	81.8	80.7	1.1	1.4%	81.7	80.7	1.0	1.2%	0.1	-	0.1	n.a.
Estrace® Cream	97.2	70.1	27.1	38.7%	97.2	70.1	27.1	38.7%	-	-	-	n.a.
Minastrin® 24	83.6	56.1	27.5	49.0%	83.0	56.1	26.9	48.0%	0.6	-	0.6	n.a.
Breast Implants	91.9	93.4	(1.5)	(1.6)%	51.7	50.2	1.5	3.0%	40.2	43.2	(3.0)	(6.9)%
Carafate ® / Sulcrate ®	50.9	46.9	4.0	8.5%	50.3	46.9	3.4	7.2%	0.6	-	0.6	n.a.
Ozurdex ®	67.2	51.0	16.2	31.8%	21.5	16.6	4.9	29.5%	45.7	34.4	11.3	32.8%
Aczone®	54.1	60.3	(6.2)	(10.3)%	54.1	60.3	(6.2)	(10.3)%	-	-	-	n.a.
Namenda® IR	4.1	232.6	(228.5)	(98.2)%	4.1	232.6	(228.5)	(98.2)%	-	-	-	n.a.
Other Products Revenues	823.8	814.8	9.0	1.1%	652.8	632.4	20.4	3.2%	171.0	182.4	(11.4)	(6.3)%
Adjusted net revenues	3,709.2	3,673.8	35.4	1.0%	2,952.2	2,956.7	(4.5)	(0.2)%	757.0	717.1	39.9	5.6%
Less product sold through our Anda Distribution business	(24.4)	(45.1)	20.7	(45.9)%	(24.4)	(45.1)	20.7	(45.9)%	-	-	-	n.a.
Total Net Revenues	$ 3,684.8	$ 3,628.7	$ 56.1	1.5%	$ 2,927.8	$ 2,911.6	$ 16.2	0.6%	$ 757.0	$ 717.1	$ 39.9	5.6%

	Six Months Ended June 30,
	Global				U.S.				International
	2016	2015	$ Change	% Change	2016	2015	$ Change	% Change	2016	2015	$ Change	% Change

Botox®	$ 1,357.2	$ 715.4	$ 641.8	89.7%	$ 957.7	$ 490.8	$ 466.9	95.1%	$ 399.5	$ 224.6	$ 174.9	77.9%
Restasis®	704.3	354.9	349.4	98.5%	670.0	338.6	331.4	97.9%	34.3	16.3	18.0	110.4%
Fillers	427.7	220.6	207.1	93.9%	220.3	117.0	103.3	88.3%	207.4	103.6	103.8	100.2%
Namenda XR®	339.6	355.3	(15.7)	(4.4)%	339.6	355.3	(15.7)	(4.4)%	-	-	-	n.a.
Lumigan®/Ganfort®	344.7	197.7	147.0	74.4%	162.1	94.2	67.9	72.1%	182.6	103.5	79.1	76.4%
Bystolic®	314.7	321.2	(6.5)	(2.0)%	313.9	320.8	(6.9)	(2.2)%	0.8	0.4	0.4	100.0%
Linzess®/Constella®	296.0	209.4	86.6	41.4%	287.6	207.6	80.0	38.5%	8.4	1.8	6.6	n.m.
Alphagan®/Combigan®	266.9	151.5	115.4	76.2%	180.9	103.5	77.4	74.8%	86.0	48.0	38.0	79.2%
Asacol®/Delzicol®	252.0	298.4	(46.4)	(15.5)%	225.7	265.9	(40.2)	(15.1)%	26.3	32.5	(6.2)	(19.1)%
Lo Loestrin®	190.3	162.5	27.8	17.1%	190.3	161.9	28.4	17.5%	-	0.6	(0.6)	(100.0)%
Viibryd®/Fetzima®	165.1	160.3	4.8	3.0%	165.0	160.3	4.7	2.9%	0.1	-	0.1	n.a.
Estrace® Cream	177.8	142.0	35.8	25.2%	177.8	142.0	35.8	25.2%	-	-	-	n.a.
Minastrin® 24	164.0	121.5	42.5	35.0%	162.6	120.9	41.7	34.5%	1.4	0.6	0.8	133.3%
Breast Implants	175.0	112.9	62.1	55.0%	98.1	61.9	36.2	58.5%	76.9	51.0	25.9	50.8%
Carafate ® / Sulcrate ®	112.4	100.5	11.9	11.8%	111.3	100.5	10.8	10.7%	1.1	-	1.1	n.a.
Ozurdex ®	127.7	58.0	69.7	120.2%	40.9	19.3	21.6	111.9%	86.8	38.7	48.1	124.3%
Aczone®	87.1	66.3	20.8	31.4%	87.1	66.3	20.8	31.4%	-	-	-	n.a.
Namenda® IR	9.9	478.0	(468.1)	(97.9)%	9.9	478.0	(468.1)	(97.9)%	-	-	-	n.a.
Other Products Revenues	1,628.0	1,455.7	172.3	11.8%	1,309.3	1,241.5	67.8	5.5%	318.7	214.2	104.5	48.8%
Adjusted net revenues	7,140.4	5,682.1	1,458.3	25.7%	5,710.1	4,846.3	863.8	17.8%	1,430.3	835.8	594.5	71.1%
Less product sold through our Anda Distribution business	(56.3)	(70.4)	14.1	(20.0)%	(56.3)	(70.4)	14.1	(20.0)%	-	-	-	n.a.
Total Net Revenues	$ 7,084.1	$ 5,611.7	$ 1,472.4	26.2%	$ 5,653.8	$ 4,775.9	$ 877.9	18.4%	$ 1,430.3	$ 835.8	$ 594.5	71.1%

The following table presents Allergan plc's Condensed Consolidated Balance Sheets as of June 30, 2016 and December 31, 2015:

		Table 3
ALLERGAN PLC
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited; in millions)
	June 30,	December 31,
	2016	2015

Assets
Cash and cash equivalents	$ 489.5	$ 1,096.0
Marketable securities	17.1	9.3
Accounts receivable, net	2,490.5	2,125.4
Inventories	726.8	757.5
Other current assets	787.3	495.3
Assets held for sale	15,042.0	14,808.9
Property, plant and equipment, net	1,557.2	1,531.3
Investments and other assets	532.1	458.2
Product rights and other intangibles, net	64,460.8	67,836.2
Goodwill	46,515.8	46,465.2
Total assets	$ 132,619.1	$ 135,583.3

Liabilities & Equity
Current liabilities	$ 4,582.7	$ 4,202.3
Liabilities held for sale	2,254.6	2,228.6
Current and long-term debt and capital leases	39,581.7	42,530.4
Deferred income taxes and other liabilities	9.559.3	10,032.7
Total equity	76,640.8	76,589.3
Total liabilities and equity	$ 132,619.1	$ 135,583.3

The following table presents Allergan plc's Condensed Consolidated Statements of Cash Flows for the three and six months ended June 30, 2016 and 2015:

			Table 4
ALLERGAN PLC
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited; in millions)
	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Cash Flows From Operating Activities:
Net (loss) / income	$ (499.9)	$ (241.6)	$ (243.5)	$ (753.9)
Reconciliation to net cash provided by operating activities:
Depreciation	34.8	75.3	76.9	132.5
Amortization	1,635.5	1,673.5	3,227.6	2,598.9
Provision for inventory reserve	57.7	33.1	116.9	63.4
Share-based compensation	89.8	175.2	188.8	400.7
Deferred income tax benefit	192.1	(284.6)	(327.1)	(588.9)
In-process research and development impairments	268.9	193.9	274.9	197.6
(Gain) / loss on asset sales and impairments, net	(17.6)	4.3	(19.3)	58.4
Amortization of inventory step up	-	493.2	42.4	706.1
Amortization of deferred financing costs	11.0	12.2	21.0	280.5
Contingent consideration adjustments, including accretion	27.2	(20.7)	60.8	8.1
Excess tax benefit from stock-based compensation	2.7	(0.2)	(31.9)	(36.3)
Other, net	(17.3)	70.8	(26.4)	64.3
Changes in assets and liabilities (net of effects of acquisitions):
Decrease / (increase) in accounts receivable, net	(352.6)	(194.0)	(501.2)	(896.1)
Decrease / (increase) in inventories	(34.7)	(32.1)	(183.2)	(234.8)
Decrease / (increase) in prepaid expenses and other current assets	231.0	24.2	245.4	83.1
Increase / (decrease) in accounts payable and accrued expenses	392.7	(247.5)	424.0	108.6
Increase / (decrease) in income and other taxes payable	(425.4)	(258.6)	(477.6)	(216.2)
Increase / (decrease) in other assets and liabilities	(213.4)	(75.1)	(267.5)	(49.7)
Net cash provided by operating activities	1,382.5	1,401.3	2,601.0	1,926.3
Cash Flows From Investing Activities:
Additions to property, plant and equipment	(97.9)	(111.6)	(182.8)	(248.2)
Additions to product rights and other intangibles	-	(20.0)	-	(28.5)
Additions to investments	-	(6.0)	-	(21.0)
Proceeds from sale of investments and other assets	6.5	65.3	25.5	855.8
Proceeds from sales of property, plant and equipment	2.4	6.6	14.5	81.5
Acquisitions of businesses, net of cash acquired	-	(463.7)	-	(35,109.9)
Net cash (used in) investing activities	(89.0)	(529.4)	(142.8)	(34,470.3)
Cash Flows From Financing Activities:
Proceeds from borrowings of long-term indebtedness	-	0.8	-	26,456.4
Proceeds from borrowings on credit facility and other	-	72.0	900.0	2,882.0
Debt issuance and other financing costs	-	-	-	(310.8)
Payments on debt, including capital lease obligations	(2,981.4)	(1,436.2)	(3,835.6)	(4,096.2)
Proceeds from issuance of preferred shares	-	-	-	4,929.7
Proceeds from issuance of ordinary shares	-	-	-	4,071.1
Proceeds from stock plans	37.7	65.6	107.3	108.2
Payments of contingent consideration	(31.5)	(67.4)	(63.8)	(92.0)
Repurchase of ordinary shares	(14.1)	(36.9)	(67.3)	(101.0)
Dividends	(69.6)	(68.7)	(139.2)	(68.7)
Excess tax benefit from stock-based compensation	(2.7)	0.2	31.9	36.3
Net cash (used in) / provided by financing activities	(3,061.6)	(1,470.6)	(3,066.7)	33,815.0
Effect of currency exchange rate changes on cash and cash equivalents	(3.2)	1.7	2.0	(3.1)
Net (decrease) / increase in cash and cash equivalents	(1,771.3)	(597.0)	(606.5)	1,267.9
Cash and cash equivalents at beginning of period	2,260.8	2,114.9	1,096.0	250.0
Cash and cash equivalents at end of period	$ 489.5	$ 1,517.9	$ 489.5	$ 1,517.9

We define non-GAAP adjustments to the reported GAAP measures as GAAP results adjusted for the following net of tax: (i) amortization expenses, (ii) global supply chain initiatives, (iii) acquisition, integration and licensing charges, (iv) accretion and fair market value adjustments on contingent liabilities, (v) impairment/asset sales and related costs, including the exclusion of discontinued operations, (vi) legal settlements and (vii) other unusual charges or expenses. The following table presents Allergan plc's GAAP to Non-GAAP adjustments for the three and six months ended June 30, 2016 and 2015:

										Table 5
ALLERGAN PLC
GAAP TO NON-GAAP ADJUSTMENTS
(Unaudited; in millions)

	Three Months Ended June 30, 2016

	Net Revenue	COGS	Research & Development	Selling & Marketing	General & Administrative	Amortization	Asset sales and Impairments, net	Interest expense, net	Other income (expense)	Income taxes
GAAP	$ 3,684.8	$ 441.5	$ 636.5	$ 866.8	$ 343.2	$ 1,633.1	$ 251.3	$ (343.3)	$ 150.1	$ (258.2)

Expenditures incurred with the Pfizer transaction	-	(1.5)	(2.5)	(12.6)	(21.6)	-	-	-	(150.0)	-
Purchase accounting impact on stock-based compensation for acquired awards	-	(1.9)	(10.2)	(17.9)	(11.4)	-	-	-	-	-
Severance due to integration of acquired entities and other restructuring programs	-	(1.4)	(0.1)	(6.3)	(2.9)	-	-	-	-	-
Integration charges of acquired businesses	-	(0.4)	(1.1)	(1.5)	(51.0)	-	-	-	-	-
Brand related milestones and upfront expenses for asset acquisitions
Topokine	-	-	(85.8)	-	-	-	-	-	-	-
Heptares	-	-	(125.0)	-	-	-	-	-	-	-
Other	-	-	(32.4)	-	-	-	-	-	-	-
Accretion and fair-value adjustments to contingent consideration	-	4.8	(34.4)	-	-	-	-	-	-	-
Mark-to-market adjustments for foreign currency option contracts	-	-	-	-	8.6	-	-	-	-	-
Non-cash amortization of debt premium recognized in purchase accounting	-	-	-	-	-	-	-	(10.3)	-	-
Women's healthcare portfolio product impairment	-	-	-	-	-	-	(24.0)	-	-	-
Osteoarthritis IPR&D impairment	-	-	-	-	-	-	(189.9)	-	-	-
Asset sales and impairments, other	-	-	-	-	-	-	(37.4)	-	-	-
Litigation settlement related charges	-	-	-	-	(49.7)	-	-	-	-	-
Other adjustments	-	(0.1)	-	(0.1)	(4.8)	(1,633.1)	-	-	-	-
Income taxes on pre-tax adjustments	-	-	-	-	-	-	-	-	-	355.0
Discrete income tax events	-	-	-	-	-	-	-	-	-	9.9

Non-GAAP	$ 3,684.8	$ 441.0	$ 345.0	$ 828.4	$ 210.4	$ -	$ -	$ (353.6)	$ 0.1	$ 106.7

ALLERGAN PLC
GAAP TO NON-GAAP ADJUSTMENTS
(Unaudited; in millions)

	Three Months Ended June 30, 2015

	Net Revenue	COGS	Research & Development	Selling & Marketing	General & Administrative	Amortization	Asset sales and Impairments, net	Interest expense, net	Other income (expense)	Income taxes
GAAP	$ 3,628.7	$ 917.8	$ 349.7	$ 801.5	$ 319.6	$ 1,515.7	$ 200.5	$ (337.3)	$ (40.4)	$ (381.9)

Impact of selling through purchase accounting mark-up on acquired inventory	-	(486.2)	-	-	-	-	-	-	-	-
Purchase accounting impact on stock-based compensation for acquired awards	-	(7.6)	(37.3)	(39.5)	(47.1)	-	-	-	-	-
Severance due to integration of acquired entities and other restructuring programs	-	0.1	(3.5)	(5.5)	(12.4)	-	-	-	-	-
Integration charges of acquired businesses	-	(0.6)	(2.6)	(3.4)	(63.5)	-	-	-	-	-
Brand related milestones and upfront expenses for asset acquisitions
Darpin	-	-	(15.0)	-	-	-	-	-	-	-
Other	-	-	(15.0)	-	-	-	-	-	-	-
Accretion and fair-value adjustments to contingent consideration	-	(4.8)	25.4	-	-	-	-	-	-	-
Mark-to-market adjustments for foreign currency option contracts	-	-	-	-	(37.7)	-	-	-	-	-
Non-cash amortization of debt premium recognized in purchase accounting	-	-	-	-	-	-	-	(19.4)	-	-
Women's healthcare portfolio product impairment	-	-	-	-	-	-	(192.1)	-	-	-
Asset sales and impairments, other	-	-	-	-	-	-	(8.4)	-	-	-
Litigation settlement related charges	-	-	-	-	(3.0)	-	-	-	-	-
Other adjustments	(0.1)	-	0.3	-	(9.6)	(1,515.7)	-	-	40.8	-
Income taxes on pre-tax adjustments	-	-	-	-	-	-	-	-	-	501.1
Discrete income tax events	-	-	-	-	-	-	-	-	-	12.2

Non-GAAP	$ 3,628.6	$ 418.7	$ 302.0	$ 753.1	$ 146.3	$ -	$ -	$ (356.7)	$ 0.4	$ 131.4

ALLERGAN PLC
GAAP TO NON-GAAP ADJUSTMENTS
(Unaudited; in millions)

	Six Months Ended June 30, 2016

	Net Revenue	COGS	Research & Development	Selling & Marketing	General & Administrative	Amortization	Asset sales and Impairments, net	Interest expense, net	Other income (expense)	Income taxes
GAAP	$ 7,084.1	$ 918.9	$ 1,039.6	$ 1,633.6	$ 672.7	$ 3,222.8	$ 255.6	$ (673.2)	$ 150.6	$ (666.9)

Impact of selling through purchase accounting mark-up on acquired inventory	-	(42.4)	-	-	-	-	-	-	-	-
Expenditures incurred with the Pfizer transaction	-	(2.2)	(3.5)	(21.0)	(48.2)	-	-	-	(150.0)	-
Purchase accounting impact on stock-based compensation for acquired awards	-	(4.7)	(23.8)	(39.0)	(23.7)	-	-	-	-	-
Severance due to integration of acquired entities and other restructuring programs	-	(3.3)	(2.6)	(5.4)	(5.4)	-	-	-	-	-
Integration charges of acquired businesses	-	(2.5)	6.3	(7.4)	(83.0)	-	-	-	-	-
Brand related milestones and upfront expenses for asset acquisitions
Topokine	-	-	(85.8)	-	-	-	-	-	-	-
Anterios	-	-	(89.2)	-	-	-	-	-	-	-
Heptares	-	-	(125.0)	-	-	-	-	-	-	-
Other	-	-	(34.2)	-	-	-	-	-	-	-
Accretion and fair-value adjustments to contingent consideration	-	(3.0)	(60.3)	-	(0.1)	-	-	-	-	-
Mark-to-market adjustments for foreign currency option contracts	-	-	-	-	(0.2)	-	-	-	-	-
Non-cash amortization of debt premium recognized in purchase accounting	-	-	-	-	-	-	-	(30.3)	-	-
Women's healthcare portfolio product impairment	-	-	-	-	-	-	(24.0)	-	-	-
Osteoarthritis IPR&D impairment	-	-	-	-	-	-	(189.9)	-	-	-
Asset sales and impairments, other	-	-	-	-	-	-	(41.7)	-	-	-
Litigation settlement related charges	-	-	-	-	(59.2)	-	-	-	-	-
Other adjustments	-	(0.1)	-	(0.1)	(5.8)	(3,222.8)	-	-	-	-
Income taxes on pre-tax adjustments	-	-	-	-	-	-	-	-	-	980.1
Discrete income tax events	-	-	-	-	-	-	-	-	-	(72.3)

Non-GAAP	$ 7,084.1	$ 860.7	$ 621.5	$ 1,560.7	$ 447.1	$ -	$ -	$ (703.5)	$ 0.6	$ 240.9

ALLERGAN PLC
GAAP TO NON-GAAP ADJUSTMENTS
(Unaudited; in millions)

	Six Months Ended June 30, 2015

	Net Revenue	COGS	Research & Development	Selling & Marketing	General & Administrative	Amortization	Asset sales and Impairments, net	Interest expense, net	Other income (expense)	Income taxes
GAAP	$ 5,611.7	$ 1,439.7	$ 667.4	$ 1,333.6	$ 848.9	$ 2,301.1	$ 205.1	$ (507.7)	$ (238.3)	$ (652.1)

Impact of selling through purchase accounting mark-up on acquired inventory	-	(684.8)	-	-	-	-	-	-	-	-
Unsalable inventory resulting from the sale of the Company's Respiratory Business	-	(35.3)	-	-	-	-	-	-	-	-
Purchase accounting impact on stock-based compensation for acquired awards	-	(14.9)	(103.6)	(75.6)	(243.5)	-	-	-	-	-
Severance due to integration of acquired entities and other restructuring programs	-	(11.3)	(72.1)	(72.3)	(117.6)	-	-	-	-	-
Integration charges of acquired businesses	-	(1.8)	(3.7)	(4.1)	(160.5)	-	-	-	-	-
Brand related milestones and upfront expenses for asset acquisitions
Darpin	-	-	(15.0)	-	-	-	-	-	-	-
Other	-	-	(25.0)	-	-	-	-	-	-	-
Accretion and fair-value adjustments to contingent consideration	-	(32.5)	25.4	-	1.1	-	-	-	-	-
Mark-to-market adjustments for foreign currency option contracts	-	-	-	-	(37.7)	-	-	-	-	-
Non-cash amortization of debt premium recognized in purchase accounting	-	-	-	-	-	-	-	(31.4)	-	-
Amortization of bridge loan commitment fees	-	-	-	-	-	-	-	-	263.0	-
Women's healthcare portfolio product impairment	-	-	-	-	-	-	(192.1)	-	-	-
Asset sales and impairments, other	-	-	-	-	-	-	(13.0)	-	-	-
Interest rate lock impact	-	-	-	-	-	-	-	-	(31.0)	-
Litigation settlement related charges	-	-	-	-	(3.0)	-	-	-	-	-
Other adjustments	(0.1)	-	0.3	-	(9.6)	(2,301.1)	-	-	7.3	-
Income taxes on pre-tax adjustments	-	-	-	-	-	-	-	-	-	836.6
Discrete income tax events	-	-	-	-	-	-	-	-	-	7.0

Non-GAAP	$ 5,611.6	$ 659.1	$ 473.7	$ 1,181.6	$ 278.1	$ -	$ -	$ (539.1)	$ 1.0	$ 191.5

The following table presents a reconciliation of Allergan plc's reported net (loss) from continuing operations and diluted earnings per share to non-GAAP net income and diluted earnings per share for the three and six months ended June 30, 2016 and 2015:

			Table 6
ALLERGAN PLC
RECONCILIATION TABLE
(Unaudited; in millions except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2016	2015	2016	2015

GAAP to non-GAAP net income calculation

GAAP (loss) from continuing operations	$ (422.6)	$ (471.9)	$ (514.8)	$ (1,278.0)
Adjusted for:
Amortization	1,633.1	1,515.7	$ 3,222.8	2,301.1
Acquisition and licensing charges (1)	232.2	769.9	$ 471.7	1,858.4
Accretion and fair-value adjustments to contingent consideration	29.6	(20.6)	$ 63.4	6.0
Impairment/asset sales and related costs	251.3	200.5	$ 255.6	205.1
Non-recurring (gain) / losses	(8.6)	37.7	$ 0.2	37.7
Legal settlements	49.7	3.0	$ 59.2	3.0
Income taxes on items above and other income tax adjustments	(364.9)	(513.3)	$ (907.8)	(843.6)
Non-GAAP net income attributable to shareholders	$ 1,399.8	$ 1,521.0	$ 2,650.3	$ 2,289.7

Diluted earnings per share

Diluted (loss) per share from continuing operations attributable to shareholders- GAAP	$ (1.07)	$ (1.20)	$ (1.30)	$ (3.74)

Diluted earnings per share attributable to shareholders – Non- GAAP	$ 3.35	$ 3.67	$ 6.35	$ 6.41

Basic weighted average ordinary shares outstanding	395.6	392.6	395.2	341.3
Effect of dilutive securities:
Dilutive shares	21.8	21.8	22.3	15.8
Diluted weighted average ordinary shares outstanding	417.4	414.4	417.5	357.1

(1)	Includes stock-based compensation due to the Allergan, Forest and other acquisitions as well as the valuation accounting impact in interest expense, net.

We define adjusted EBITDA as an amount equal to consolidated net (loss) from continuing operations attributable to shareholders for such period adjusted for the following: (i) interest expense, (ii) interest income, (iii) (benefit) for income taxes, (iv) depreciation and amortization expenses, (v) stock-based compensation expense, (vi) asset impairment charges and losses / (gains) and expenses associated with the sale of assets, including the exclusion of discontinued operations, (vii) business restructuring charges associated with Allergan's Global Supply Chain and Operational Excellence Initiatives or other restructurings of a similar nature, (viii) costs and charges associated with the acquisition of businesses and assets including, but not limited to, milestone payments, integration charges, other charges associated with the revaluation of assets or liabilities and charges associated with the revaluation of acquisition related contingent liabilities that are based in whole or in part on future estimated cash flows, (ix) litigation charges and settlements and (x) other unusual charges or expenses. We define non-GAAP operating income as adjusted EBITDA including depreciation and certain stock-based compensation charges.

The following table presents a reconciliation of Allergan plc's reported net (loss) from continuing operations for the three and six months ended June 30, 2016 and 2015 to adjusted EBITDA and adjusted operating income:

			Table 7
ALLERGAN PLC
ADJUSTED EBITDA and OPERATING INCOME, RECONCILIATION TABLE
(Unaudited; in millions)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2016	2015	2016	2015

GAAP (loss) from continuing operations	$ (422.6)	$ (471.9)	$ (514.8)	$ (1,278.0)
Plus:
Interest expense	345.8	339.9	678.6	511.8
Interest income	(2.5)	(2.6)	(5.4)	(4.1)
(Benefit) for income taxes	(258.2)	(381.9)	(666.9)	(652.1)
Depreciation (includes accelerated depreciation)	32.8	38.1	73.8	58.1
Amortization	1,633.1	1,515.7	3,222.8	2,301.1
EBITDA	$ 1,328.4	$ 1,037.3	$ 2,788.1	$ 936.8
Adjusted for:
Acquisition and licensing and other charges	201.0	657.4	410.2	1,451.2
Impairment/asset sales and related costs	251.3	200.5	255.6	205.1
Non-recurring (gain) / losses	(8.6)	37.7	0.2	37.7
Legal settlements	49.7	3.0	59.2	3.0
Accretion and fair-value adjustments to contingent consideration	29.6	(20.6)	63.4	6.0
Share-based compensation	85.2	165.5	176.0	508.3
Adjusted EBITDA	$ 1,936.6	$ 2,080.8	$ 3,752.7	$ 3,148.1
Adjusted for:
Depreciation	(32.8)	(38.1)	(73.8)	(58.1)
Share-based compensation excluding restructuring charges and purchase accounting impact on stock- based compensation for acquired awards	(43.8)	(34.0)	(84.8)	(70.7)
Adjusted Operating Income	$ 1,860.0	$ 2,008.7	$ 3,594.1	$ 3,019.3

The following table details Allergan plc's product revenue for significant promoted products within the US Specialized Therapeutic Segment for the three and six months ended June 30, 2016 and 2015.

			Table 8
ALLERGAN PLC
US Specialized Therapeutics Product Revenue
(Unaudited; in millions)

	Three Months Ended June 30,		Change
	2016 (1)	2015 (1)	Dollars	%

Total Eye Care	$ 636.1	$ 578.6	$ 57.5	9.9%
Restasis®	371.3	309.9	61.4	19.8%
Lumigan®/Ganfort®	80.6	86.1	(5.5)	(6.4)%
Alphagan®/Combigan®	96.0	93.4	2.6	2.8%
Ozurdex®	21.5	16.6	4.9	29.5%
Eye Drops	49.1	49.0	0.1	0.2%
Other Eye Care	17.6	23.6	(6.0)	(25.4)%
Total Medical Aesthetics	419.8	366.2	53.6	14.6%
Facial Aesthetics	320.2	263.7	56.5	21.4%
Botox® Cosmetics	189.9	159.5	30.4	19.1%
Fillers	117.6	104.2	13.4	12.9%
Kybella®	12.7	-	12.7	n.a.
Plastic Surgery	52.8	54.1	(1.3)	(2.4)%
Breast Implants	51.7	50.2	1.5	3.0%
Other Plastic Surgery	1.1	3.9	(2.8)	(71.8)%
Skin Care	46.8	48.4	(1.6)	(3.3)%
SkinMedica	29.1	25.5	3.6	14.1%
Latisse®	17.7	22.9	(5.2)	(22.7)%
Total Medical Dermatology	97.1	120.7	(23.6)	(19.6)%
Aczone®	54.1	60.3	(6.2)	(10.3)%
Tazorac®	23.4	25.5	(2.1)	(8.2)%
Botox® Hyperhidrosis	16.3	18.4	(2.1)	(11.4)%
Other Medical Dermatology	3.3	16.5	(13.2)	(80.0)%
Total Neuroscience & Urology	326.3	277.7	48.6	17.5%
Botox® Therapeutics	296.0	252.2	43.8	17.4%
Rapaflo®	29.4	25.5	3.9	15.3%
Other Neuroscience & Urology	0.9	-	0.9	n.a.
Other Revenues	9.6	4.5	5.1	113.3%
Net revenues	$ 1,488.9	$ 1,347.7	$ 141.2	10.5%

(1) Includes revenues earned that were distributed through the Anda Distribution business to third party customers.

	Six Months Ended June 30,		Change
	2016 (1)	2015 (1)	Dollars	%

Total Eye Care	$ 1,169.1	$ 673.3	$ 495.8	73.6%
Restasis®	670.0	338.6	331.4	97.9%
Lumigan®/Ganfort®	162.1	94.2	67.9	72.1%
Alphagan®/Combigan®	180.9	103.5	77.4	74.8%
Ozurdex®	40.9	19.3	21.6	111.9%
Eye Drops	89.9	86.5	3.4	3.9%
Other Eye Care	25.3	31.2	(5.9)	(18.9)%
Total Medical Aesthetics	793.7	421.3	372.4	88.4%
Facial Aesthetics	599.6	298.9	300.7	100.6%
Botox® Cosmetics	355.3	181.9	173.4	95.3%
Fillers	220.3	117.0	103.3	88.3%
Kybella®	24.0	-	24.0	n.a.
Plastic Surgery	100.9	68.2	32.7	48.0%
Breast Implants	98.1	61.9	36.2	58.6%
Other Plastic Surgery	2.8	6.3	(3.5)	(55.6)%
Skin Care	93.2	54.2	39.0	72.0%
SkinMedica	55.7	28.6	27.1	94.8%
Latisse®	37.5	25.6	11.9	46.5%
Total Medical Dermatology	166.1	141.6	24.5	17.3%
Aczone®	87.1	66.3	20.8	31.4%
Tazorac®	40.5	38.1	2.4	6.3%
Botox® Hyperhidrosis	32.6	20.5	12.1	59.0%
Other Medical Dermatology	5.9	16.7	(10.8)	(64.7)%
Total Neuroscience & Urology	633.1	345.8	287.3	83.1%
Botox® Therapeutics	569.8	288.4	281.4	97.6%
Rapaflo®	62.4	57.4	5.0	8.7%
Other Neuroscience & Urology	0.9	-	0.9	n.a.
Other Revenues	25.6	11.0	14.6	132.7%
Net revenues	$ 2,787.6	$ 1,593.0	$ 1,194.6	75.0%

(1) Includes revenues earned that were distributed through the Anda Distribution business to third party customers.

The following table details Allergan plc's product revenue for significant promoted products within the US General Medicine Segment for the three and six months ended June 30, 2016 and 2015.

			Table 9

ALLERGAN PLC
US General Medicine Product Revenue
(Unaudited; in millions)

	Three Months Ended June 30,		Change
	2016 (1)	2015 (1)	Dollars	%

Total Central Nervous System (CNS)	$ 317.5	$ 560.8	(243.3)	(43.4)%
Namenda XR®	166.5	204.7	(38.2)	(18.7)%
Namzaric®	12.8	1.6	11.2	n.m.
Viibryd®/Fetzima®	81.7	80.7	1.0	1.2%
Vraylar™	11.1	-	11.1	n.a.
Saphris®	41.3	41.2	0.1	0.2%
Namenda® IR	4.1	232.6	(228.5)	(98.2)%
Total Gastroenterology (GI)	442.0	373.2	68.8	18.4%
Linzess®	150.5	112.1	38.4	34.3%
Viberzi®	20.4	-	20.4	n.a.
Asacol®/Delzicol®	119.8	134.0	(14.2)	(10.6)%
Carafate®/Sulcrate®	50.3	46.9	3.4	7.2%
Canasa®/Salofalk®	46.7	34.6	12.1	35.0%
Zenpep®	43.0	37.1	5.9	15.9%
Other GI	11.3	8.5	2.8	32.9%
Total Women's Health	296.1	219.4	76.7	35.0%
Lo Loestrin®	101.0	79.2	21.8	27.5%
Minastrin® 24	83.0	56.1	26.9	48.0%
Estrace® Cream	97.2	70.1	27.1	38.7%
Liletta®	5.7	4.9	0.8	16.3%
Other Women's Health	9.2	9.1	0.1	1.1%
Total Anti-Infectives	63.1	44.1	19.0	43.1%
Teflaro®	35.2	31.7	3.5	11.0%
Avycaz®	13.7	5.4	8.3	153.7%
Dalvance®	10.2	4.5	5.7	126.7%
Other Anti-Infectives	4.0	2.5	1.5	60.0%
Established Brands	308.5	394.5	(86.0)	(21.8)%
Bystolic®	150.3	157.1	(6.8)	(4.3)%
Armour Thyroid	40.6	25.2	15.4	61.1%
Enablex®	-	18.0	(18.0)	(100.0)%
Lexapro®	16.5	16.3	0.2	1.2%
Savella®	22.3	27.8	(5.5)	(19.8)%
PacPharma	14.7	26.2	(11.5)	(43.9)%
Other Established Brands	64.1	123.9	(59.8)	(48.3)%
Other Revenues	21.9	16.0	5.9	36.9%
Net revenues	$ 1,449.1	$ 1,608.0	$ (158.9)	(9.9)%

(1) Includes revenues earned that were distributed through the Anda Distribution business to third party customers.

	Six Months Ended June 30,		Change
	2016 (1)	2015 (1)	Dollars	%

Total Central Nervous System (CNS)	$ 639.1	$ 1,078.4	(439.3)	(40.7)%
Namenda XR®	339.6	355.3	(15.7)	(4.4)%
Namzaric®	23.1	1.6	21.5	n.m.
Viibryd®/Fetzima®	165.0	160.3	4.7	2.9%
Vraylar™	18.7	-	18.7	n.a.
Saphris®	82.8	83.2	(0.4)	(0.5)%
Namenda® IR	9.9	478.0	(468.1)	(97.9)%
Total Gastroenterology (GI)	845.6	739.8	105.8	14.3%
Linzess®	287.6	207.6	80.0	38.5%
Viberzi®	24.4	-	24.4	n.a.
Asacol®/Delzicol®	225.7	265.9	(40.2)	(15.1)%
Carafate®/Sulcrate®	111.3	100.5	10.8	10.7%
Canasa®/Salofalk®	87.8	67.6	20.2	29.9%
Zenpep®	92.6	78.4	14.2	18.1%
Other GI	16.2	19.8	(3.6)	(18.2)%
Total Women's Health	559.8	448.7	111.1	24.8%
Lo Loestrin®	190.3	161.9	28.4	17.5%
Minastrin® 24	162.6	120.9	41.7	34.5%
Estrace® Cream	177.8	142.0	35.8	25.2%
Liletta®	10.6	4.9	5.7	116.3%
Other Women's Health	18.5	19.0	(0.5)	(2.6)%
Total Anti-Infectives	114.6	86.0	28.6	33.3%
Teflaro®	68.6	69.5	(0.9)	(1.3)%
Avycaz®	22.1	5.4	16.7	n.m.
Dalvance®	16.4	6.4	10.0	156.3%
Other Anti-Infectives	7.5	4.7	2.8	59.6%
Established Brands	719.5	867.2	(147.7)	(17.0)%
Bystolic®	313.9	320.8	(6.9)	(2.2)%
Armour Thyroid	82.7	54.2	28.5	52.6%
Enablex®	12.8	34.3	(21.5)	(62.7)%
Lexapro®	35.2	35.8	(0.6)	(1.7)%
Savella®	46.0	51.6	(5.6)	(10.9)%
PacPharma	43.5	29.2	14.3	49.0%
Other Established Brands	185.4	341.3	(155.9)	(45.7)%
Other Revenues	24.2	31.6	(7.4)	(23.4)%
Net revenues	$ 2,902.8	$ 3,251.7	$ (348.9)	(10.7)%

(1) Includes revenues earned that were distributed through the Anda Distribution business to third party customers.

The following table details Allergan plc's product revenue for significant promoted products within the International Segment for the three and six months ended June 30, 2016 and 2015.

			Table 10

ALLERGAN PLC
International Product Revenue
(Unaudited; in millions)

	Three Months Ended June 30,		Change
	2016	2015	Dollars	%

Total Eye Care	$ 318.7	$ 301.7	$ 17.0	5.6%
Lumigan®/Ganfort®	94.5	90.4	4.1	4.5%
Alphagan®/Combigan®	44.2	42.1	2.1	5.0%
Ozurdex®	45.7	34.4	11.3	32.8%
Optive®	26.0	25.4	0.6	2.4%
Other Eye Drops	46.0	49.2	(3.2)	(6.5)%
Restasis®	19.3	15.1	4.2	27.8%
Other Eye Care	43.0	45.1	(2.1)	(4.7)%
Total Medical Aesthetics	284.1	262.2	21.9	8.4%
Facial Aesthetics	240.6	215.2	25.4	11.8%
Botox® Cosmetics	132.7	123.4	9.3	7.5%
Fillers	107.3	91.8	15.5	16.9%
Belkyra (Kybella®)	0.6	-	0.6	n.a.
Plastic Surgery	40.3	43.2	(2.9)	(6.7)%
Breast Implants	40.2	43.2	(3.0)	(6.9)%
Earfold	0.1	-	0.1	n.a.
Skin Care	3.2	3.8	(0.6)	(15.8)%
Boto® Therapeutics and Other	141.1	129.8	11.3	8.7%
Botox® Therapeutics	84.8	77.9	6.9	8.9%
Asacol®/Delzicol®	11.0	15.3	(4.3)	(28.1)%
Constella®	4.6	1.1	3.5	n.m.
Other Products	40.7	35.5	5.2	14.6%
Other Revenues	13.1	23.4	(10.3)	(44.0)%
Net revenues	$ 757.0	$ 717.1	$ 39.9	5.6%

	Six Months Ended June 30,		Change
	2016	2015	Dollars	%

Total Eye Care	$ 610.2	$ 342.2	$ 268.0	78.3%
Lumigan®/Ganfort®	182.6	103.5	79.1	76.4%
Alphagan®/Combigan®	86.0	48.0	38.0	79.2%
Ozurdex®	86.8	38.7	48.1	124.3%
Optive®	50.1	28.7	21.4	74.6%
Other Eye Drops	89.1	55.5	33.6	60.5%
Restasis®	34.3	16.3	18.0	110.4%
Other Eye Care	81.3	51.5	29.8	57.9%
Total Medical Aesthetics	529.0	295.1	233.9	79.3%
Facial Aesthetics	446.1	239.9	206.2	86.0%
Botox® Cosmetics	237.6	136.3	101.3	74.3%
Fillers	207.4	103.6	103.8	100.2%
Belkyra (Kybella®)	1.1	-	1.1	n.a.
Plastic Surgery	77.1	51.0	26.1	51.2%
Breast Implants	76.9	51.0	25.9	50.8%
Earfold	0.2	-	0.2	n.a.
Skin Care	5.8	4.2	1.6	38.1%
Boto® Therapeutics and Other	264.4	166.0	98.4	59.3%
Botox® Therapeutics	161.9	88.3	73.6	83.4%
Asacol®/Delzicol®	26.3	32.5	(6.2)	(19.1)%
Constella®	8.4	1.8	6.6	n.m.
Other Products	67.8	43.4	24.4	56.2%
Other Revenues	26.7	32.5	(5.8)	(17.8)%
Net revenues	$ 1,430.3	$ 835.8	$ 594.5	71.1%

The following table provides a reconciliation of anticipated GAAP loss from continuing operations to non-GAAP net income attributable to shareholders for the year ending December 31, 2016.

Table 11

$ in millions	LOW	HIGH

GAAP (loss) from continuing operations	$ (560.0)	$ (480.0)
Adjusted for:
Amortization	6,440.0	6,440.0
Acquisition and licensing charges	712.0	732.0
Accretion and fair-value adjustments to contingent consideration	84.0	84.0
Impairment/asset sales and related costs	255.6	255.6
Non-recurring (gain) / losses	0.2	0.2
Legal settlements	59.2	59.2
Income taxes on items above and other income tax adjustments	(1,311.0)	(1,221.0)
Non-GAAP net income attributable to shareholders	$ 5,680.0	$ 5,870.0

Diluted earnings per share

Diluted (loss) per share from continuing operations attributable to shareholders- GAAP	$ (1.43)	$ (1.23)

Diluted earnings per share attributable to shareholders - Non-GAAP	$ 13.75	$ 14.20

Basic weighted average ordinary shares outstanding	391.0	391.0
Effect of dilutive securities:
Dilutive shares	22.0	22.0
Diluted weighted average ordinary shares outstanding	413.0	413.0

CONTACTS:	Allergan:
Investors:
Lisa DeFrancesco
(862) 261-7152

Media:
Mark Marmur
(862) 261-7558